CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 033-46097 on Form S-8 of Cummins Inc. of our report dated June 24, 2009, with respect to the statements of net assets available for benefits of Nelson Retirement and Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Nelson Retirement and Savings Plan.

/s/ BLUE & CO., LLC

BLUE & CO., LLC

Seymour, Indiana

June 24, 2009